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                                                               EXHIBIT (a)(1)(J)

                       APPLIED MICRO CIRCUITS CORPORATION

                               FIRST SUPPLEMENT TO
                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK

         This First Supplement (Supplement) amends and supplements our Offer to Exchange Outstanding Options to Purchase Common Stock dated October 29, 2001 (Offer to Exchange). You should read this Supplement together with the Offer to Exchange. Capitalized terms we use but do not define in this Supplement have the meanings given them in the Offer to Exchange.

         We have extended the time at which the Offer expires from 5:00 p.m. Pacific Standard Time to 12:00 midnight Pacific Standard Time on the Expiration Date (currently November 27, 2001). Accordingly, all references to 5:00 p.m. Pacific Standard Time in the Offer to Exchange should be replaced with 12:00 midnight Pacific Standard Time. All other terms and conditions of the Offer remain the same.